Exhibit 3

Execution Version

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SD COMPANY, INC. AND SUPERIOR DRILLING PRODUCTS, LLC

SECURED CONVERTIBLE PROMISSORY NOTE

$2,000,000.00	February 24, 2014

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, on or before February 24, 2016 (the “Maturity Date”), SD Company, Inc., a Utah Corporation (“Borrower Parent”) and Superior Drilling Products LLC , a Utah limited liability company (“Borrower Subsidiary”, and together with Borrower Parent, each a “Borrower” and collectively, the “Borrowers”), each promises to pay to the order of D4D LLC, a Texas limited liability company, or its successors, transferees or assigns (the “Holder”), in lawful money of the United States of America, the principal sum of Two Million and 00/100 Dollars ($2,000,000.00) (the “Loan Amount”), together with interest from the date of this Secured Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to five percent (5.0%) per annum, computed on the basis of the actual number of days elapsed in a year of 365 days.

1. Payments.

(a) Payment of Principal and Interest. The principal of and all accrued but unpaid interest on this Note (the “Note Balance”) shall be due and payable as follows: (i) beginning on November 1, 2014 (the “Payment Date”), interest shall begin accruing and 20 minimum payments each in the amount of $50,500 shall be due and payable to Holder on the first day of each calendar month until the earlier of (1) the Note Balance has been paid in full, (2) an automatic or voluntary conversion has occurred pursuant to Section 6(a) or Section 6(c) of this Note, or (3) the Maturity Date; and (ii) the remainder of the Note Balance, if any, shall be due and payable in one payment on the Maturity Date.

(b) Prepayment. The Borrowers shall not be permitted to completely or partially prepay this Note without the written consent of Holder, which shall not be unreasonably withheld, unless the Prepayment Conditions have been satisfied. For purposes of this Note, “Prepayment Conditions” shall mean that (i) Borrower Parent has abandoned its pending Initial Public Offering, and (ii) the termination of that certain Membership Interest Purchase Agreement dated January 28, 2014 (“MIPA”) by and between Borrower Subsidiary, Hard Rock Solutions, LLC, a Utah limited liability company (“Hard Rock”), Hard Rock Solutions, Inc., a Texas corporation and James D. Isenhour, and the abandonment of the transactions contemplated by the MIPA. Upon satisfaction of the Prepayment Conditions, the Borrowers may completely or partially prepay this Note at any time without penalty; provided, however, that the Borrowers must provide Holder with at least 10 business days written notice of their intent to completely or partially repay this Note, and Holder shall have the right to elect to convert an equivalent amount of the Indebtedness in accordance with Section 6(a) or Section 6(c) of this Note, in lieu of accepting such payment.

2. Security.

This Note is secured by (i) that certain Security Agreement dated the date hereof by and between Holder and Borrower Parent (the “Borrower Parent Security Agreement”), covering certain collateral as more particularly described therein, and (ii) that certain Security Agreement dated the date hereof by and between Holder and Borrower Subsidiary (the “Borrower Subsidiary Security Agreement”, and together with Borrower Parent Security Agreement, each a “Security Agreement”, and, collectively, the “Security Agreements”), covering certain collateral as more particularly described therein. This Note, the Security Agreements and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note are hereinafter collectively referred to as the “Loan Documents.” The Borrowers acknowledge that the Holder is entitled to the benefits and security provided in the Loan Documents.

3. Covenants

(a) Initial Public Offering. The Initial Public Offering contemplated by the Borrower Parent’s draft pending Registration Statement on Form S-1 (“Registration Statement”) shall be consummated, if at all, by Borrower Parent. The Borrowers shall take no action that frustrates the foregoing or causes the Initial Public Offering to take place in any other entity other than Borrower Parent. However, nothing in this Note or the Loan Documents shall require the Borrower Parent to consummate the Initial Public Offering if its Board of Directors determines in good faith that it is not in the best interests of the Borrower Parent’s shareholders to do so.

(b) Join Hard Rock as Co-Borrower. The Borrowers will cause Hard Rock to sign as a co-borrower under this Note within three business days of Borrower Parent closing its purchase of Hard Rock. However, nothing in this Note or the Loan Documents shall require the Borrower Parent to join Hard Rock as a co-borrower if it does not close its acquisition of Hard Rock.

(c) Further Assurances. The Borrowers shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note, including, but not limited to, the taking of any action necessary to grant Holder the right to automatically or voluntarily convert this Note into the Conversion Securities (as defined in Section 9) .

4. Events of Default.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Borrowers shall fail to pay when due (i) any principal payment on the due date hereunder; or (ii) any interest payment or other payment required under the terms of this Note or any other agreement relating to the Note on the date due and such payment shall not have been made within five (5) business days of such due date; or

(b) Breaches of Certain Covenants. Either Borrower shall fail to observe or perform any covenant, obligation, condition or agreement made by Borrowers, any subsidiary or guarantor (other than those specified in Section 4(a)) contained in (i) Section 3(a) of this Note, (ii) Sections 13(a), 13(b), 13(c), 13(d), 13(e), 13(f), or 13(g) of the Guarantees, (iii) Sections 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, and 4.9 of the Security Agreements and (iv) Sections 4.5 and 4.9 of that certain Securities Purchase Agreement executed as of the same date as this Note (the “Securities Purchase Agreement”);

(c) Breaches of Other Covenants. Either Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement made by Borrowers, any subsidiary or guarantor (other than those specified in Section 4(a)) contained in any Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from Holder to the Borrowers;

(d) Breaches of Representations and Warranties. Any material representation or warranty made or deemed made by Borrowers, any subsidiary or guarantor in any Loan Document (or any of their respective officers or managers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Note shall be false, misleading or erroneous in any material respect when made or deemed to have been made;

(e) Other Payment Obligations. Defaults shall exist and be continuing under any agreements of either Borrower with any third party or parties which consist of the failure by such Borrower to pay any indebtedness for borrowed money at maturity and after any applicable grace or cure period or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of such Borrower, in each case, in an aggregate amount in excess of 1,000,000;

(f) Voluntary Bankruptcy or Insolvency Proceedings. Either Borrower or any of their subsidiaries shall, (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of either Borrower or any of their subsidiaries or of all or a substantial part of the assets of either Borrower or any of their subsidiaries, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make an assignment for the benefit of its or any of their subsidiaries’ creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, dissolutions, insolvency, bankruptcy, arrangement, readjustment of debt, reorganization or other relief with respect to either Borrower or its debts under any bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of all or any of its assets by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(g) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of either Borrower, any of their subsidiaries, or of all or a substantial part of the assets of either Borrower or any of their subsidiaries, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to either Borrower, any of their subsidiaries or the debts of either Borrower or any of their subsidiaries under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement; or

(h) Judgments. A final judgment or order, after expiration of all available appeal rights, for the payment of money in excess of $250,000 (exclusive of amounts covered by insurance) shall be rendered against either Borrower and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of either Borrower or any of their subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

5. Rights of Holder upon Default.

Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 4(f) or 4(g)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Borrowers, declare all outstanding Indebtedness payable by the Borrowers hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 4(f) or 4(g), immediately and without notice, all outstanding Obligations payable by the Borrowers hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Holder may, exercise any other right power or remedy granted to it herein, under the other Loan Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Conversion; Change of Control.

(a) Automatic Conversion upon a Qualified Equity Financing. In the event Borrower Parent consummates, prior to the Maturity Date, the Initial Public Offering or any other Qualified Equity Financing, thenthe Note Balance shall automatically convert into:

(i) that number of fully paid and nonassessable shares of the Borrower Parent’s equity securities of the same class issued under the Qualified Equity Financing (“Conversion Shares”) equal to the quotient obtained by dividing (x) the Note Balance by (y) the applicable Note Conversion Price (as defined in Section 9, below); and

(ii) a stock purchase warrant (the “Warrant”), which shall be substantially in the form of Exhibit A attached hereto, to purchase that number of shares of the Borrower Parent’s Common Stock equal to the number of Conversion Shares (the “Warrant Shares”) for the applicable Warrant Exercise Price (as defined in Section 9, below).

(b) Automatic Conversion Procedure. The issuance of Conversion Securities upon conversion of the Note Balance shall be upon the terms and subject to the conditions no less favorable than the terms and conditions of the Qualified Equity Financing, except that Conversion Shares issued in the Initial Public Offering will be restricted common stock, and not publicly traded common stock. The Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement mutually and reasonably acceptable to Borrower Parent and the Holder whereby the Holder agrees to indemnify Borrower Parent from any loss incurred by it in connection with this Note) at the closing of the Qualified Equity Financing for cancellation; provided, however, that upon satisfaction of the conditions set forth in this Section 6(b), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

(c) Optional Conversion.

(i) Non-Qualified Equity Financing. Upon the consummation of an equity financing that is not a Qualified Equity Financing or a Permitted Issuance (such financing, a “Non-Qualified Equity Financing”), all or a portion of the Note Balance shall be convertible at the option of the Holder into:

(1) that number of fully paid and nonassessable shares of the equity security sold by Borrower Parent in such Non-Qualified Equity Financing (“Non-Qualified Financing Shares”) determined by dividing (x) the Note Balance by (y) the applicable Note Conversion Price.

(2) a Warrant to purchase the same number of shares of Common Stock as the Non-Qualified Financing Shares (also, the “Warrant Shares”) for the lesser of (a) applicable Warrant Exercise Price, or (b) the exercise price of any warrants issued in the Non-Qualified Equity Financing.

Borrower Parent shall give Holder at least 30-days’ prior written notice of any contemplated Non-Qualified Equity Financing. As a condition precedent (which may be waived by Borrower Parent) to issuance of the Non-Qualified Financing Shares and the Warrant, the Holder will be required to execute the transaction documents prepared in connection with the Non-Qualified Equity Financing; provided, however, that such transaction documents are on terms no less favorable with respect to such Non-Qualified Financing Stock than the terms of the transaction documents entered into with all other purchasers of the Non-Qualified Financing Stock.

(ii) Change of Control. Upon notice of a Change of Control of Borrower Parent that is not a Permitted Issuance, all or a portion of the Note Balance shall be convertible at the option of the Holder into that number of fully paid and nonassessable shares of the equity security sold by Borrower Parent in such Change of Control (“Change of Control Shares”) determined by dividing (x) the Note Balance by (y) the applicable Note Conversion Price. In addition, Borrower Parent shall issue a Warrant to purchase the same number of shares of Common Stock as the Change of Control Shares (also, the “Warrant Shares”) for the lesser of (a) applicable Warrant Exercise Price, or (b) the exercise price of any warrants issued in the Change of Control transaction. The Borrowers shall provide Holder notice of any Change of Control in accordance with Section 10(c) below.

(d) Optional Conversion Procedure. Before the Holder shall be entitled to convert this Note into shares of Borrower Parent’s stock pursuant to Section 6(c)(ii), it shall surrender this Note, duly endorsed, at the office of Borrower Parent and shall give written notice to Borrower Parent at its principal corporate office, of the election to convert the same pursuant to Section 6(c)(ii), and shall state therein the amount of the unpaid principal and accrued interest of this Note, as applicable, to be converted and the name or names in which the Convertible Securities are to be issued. Borrower Parent shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the Non-Qualified Financing Shares or the Change of Control Shares, as applicable (bearing such legends as are required by the applicable stock purchase agreement and applicable state and federal securities laws in the opinion of counsel to Borrower Parent), together with a replacement Note (if any principal amount is not converted) and any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described in Section 6(f). If Holder elects to exercise its option to convert pursuant to Section 6(c)(i), such conversion shall be deemed to have been made upon the consummation of the Non-Qualified Equity Financing and the Person or Persons entitled to receive the Non-Qualified Financing Shares shall be treated as the record investor(s) as of such time.

(e) Issuance to Members of Holder. Holder shall have the option, at its sole discretion, to cause the Borrowers to issue the Conversion Securities directly to its members in accordance with their membership percentages, subject to the requirements of the Securities Purchase Agreement. Any such members shall have the same rights and obligations as Holder under this Note.

(f) Fractional Shares; Interest. No fractional shares shall be issued upon conversion of this Note. In lieu of Borrower Parent issuing any fractional shares to the Holder upon the conversion of this Note, Borrower Parent shall pay to Holder an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, Borrower Parent shall pay to Holder any interest accrued on the amount converted and on the amount to be paid to Borrower Parent pursuant to the previous sentence.

(g) Deliver of Note; Lost Note Indemnification. At the closing of any optional conversion under this Section 6(c) for cancellation, the Holder agrees to deliver (i) the original of this Note, or (ii) a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement mutually and reasonably acceptable to Borrower Parent and Holder whereby Holder agrees to indemnify Borrower Parent against the claims of any Persons claiming an interest in this Note after conversion and issuance of the Conversion Securities to the Holder.

(h) Effect of Conversion. Upon issuance of the Conversion Securities, (a) this Note automatically shall be deemed converted, fully paid, cancelled, and (b) the Borrowers shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to Borrower Parent for cancellation.

7. Required Notices.

The Borrowers will provide the Holder with written notice in the event of:

(i) If any of the following actions is to be taken in connection with a Qualified Equity Financing, Initial Public Offering, Non-Qualified Equity Financing, or Change of Control: Any taking by either Borrower of a record of the holders of any class of securities of the Borrowers for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) Any capital reorganization of the Borrowers, any reclassification or recapitalization of the capital stock of the Borrowers or any transfer of all or substantially all of the assets of the Borrowers to any other Person or any consolidation or merger involving the Borrowers; or

(iii) Any Qualified Equity Financing, Non-Qualified Equity Financing, or Change of Control; or

(iv) Any Initial Public Offering; or

(v) Any voluntary or involuntary dissolution, liquidation or winding-up of the Borrowers.

The Borrowers will mail to Holder at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right, but only if such action is to be taken in connection with a Qualified Equity Financing, Initial Public Offering, Non-Qualified Equity Financing, or Change of Control; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, Qualified Equity Financing, Non-Qualified Equity Financing, Change of Control, Initial Public Offering, dissolution, liquidation or winding-up is expected to become effective and, if applicable, the record date for determining stockholders entitled to vote thereon. Notwithstanding any other provision herein, to the extent that Holder exercises its right to convert pursuant to Section 6(c)(ii), Holder’s right to convert the shares shall be exercised at the time of and in connection with the closing of the Change of Control of Borrower Parent.

8. Definitions.

As used in this Note, the following additional capitalized terms have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 34% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(b) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or

(c) the acquisition, directly or indirectly by any Person or related group of Persons (other than the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a stock purchase transaction or a tender or exchange offer made directly to the Company’s stockholders (except that the sale by the Company of shares of its capital stock to non-Affiliate third parties in bona fide capital raising transactions shall not be deemed to be a Change of Control for this purpose).

In no event shall any public offering of the Company’s securities be deemed to constitute a Change of Control.

“Common Stock” means the restricted common stock of Borrower Parent.

“Conversion Securities” means the Conversion Shares, the Non-Qualified Financing Shares, or the Change of Control Shares, as applicable, and the Warrant.

“Conversion Shares” means any shares of Borrower Parent’s fully paid and nonassessable shares of equity securities issued in accordance with any automatic or voluntary conversion of this Note under Section 6, rounded down to the next whole share.

“Effective Date” means the date first written above.

“Guarantees” means that certain Guaranty dated as of the date hereof by and between Holder and Gilbert Troy Meier, and that certain Guaranty dated as of the date hereof by and between Annette D. Meier.

“Indebtedness” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrowers to the Holder of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Borrowers hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States

Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Initial Public Offering” shall mean the closing of Borrower Parent’s first firm commitment underwritten initial public offering of the Common Stock pursuant to a registration statement filed under the Securities Act.

“Note Conversion Price” means 70% of the per share purchase price paid for (i) the Qualified Financing Securities by the investors in the Qualified Equity Financing. (ii) the Non-Qualified Financing Stock issued to the investors in the Non-Qualified Financing, or (iii) the Change of Control Stock transferred to the recipients in connection with a Change of Control, in which this Note is converted, as applicable.

“Permitted Issuance” shall have the meaning given such term in the definition of Qualified Equity Financing.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Qualified Equity Financing” means an Initial Public Offering or any other transaction (or series of related transactions occurring within any six-month period) after the date of this Note in which Borrower Parent issues and sells its equity securities in exchange for aggregate gross proceeds of at least thirty million dollars ($30,000,000) (excluding Permitted Issuances and any amounts received upon conversion or cancellation of indebtedness) in any transaction that is approved by Borrower Parent’s Board of Directors as a “Qualified Equity Financing”. None of the following issuances of securities (each a “Permitted Issuance”) shall constitute a Qualified Equity Financing:

(i) this Note, the Conversion Securities or the Warrant Shares;

(ii) securities issued in connection with any stock or unit split of or stock or unit dividend on Borrower Parent’s securities;

(iii) securities issued to Borrower Parent’s employees, officers, directors, consultants, advisors or service providers pursuant to any plan, agreement or similar arrangement approved by either Borrower’s Board of Directors;

(iv) securities issued to banks or equipment lessors;

(v) securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships;

(vi) securities issued in connection with a bona fide business acquisition of or by either Borrower (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise);

(vii) securities issued for a charitable purpose;

(viii) any right, option or warrant to acquire any security convertible into or exercisable for the securities listed in clauses (i) through (vii) above.

“Qualified Financing Securities” means the equity securities issued by Borrower Parent in a Qualified Equity Financing, with such rights, preferences, privileges and restrictions, contractual or otherwise, as are applicable to the securities issued by Borrower Parent in the Qualified Equity Financing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Warrant Exercise Price” means (a) 100% of the per share purchase price paid for (i) the Qualified Financing Shares by the investors in the Qualified Equity Financing. (ii) the Non-Qualified Financing Shares issued to the investors in the Non-Qualified Financing in which this Note is converted, or (b) 70% of the per share purchase price paid for the Change of Control Shares transferred to the recipients in connection with a Change of Control in which this Note is converted.

9. Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(a) Generally. Subject to the restrictions on transfer described in Section 9(b), the rights and obligations of the Borrowers and the Holder under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b) Permitted Transfer. With respect to any offer, sale or other disposition of the Conversion Securities, the Holder shall comply with the terms of the Securities Purchase Agreement, including Section 5.9 thereof. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Borrowers. Prior to presentation of this Note for registration of transfer, the Borrowers shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Borrowers shall not be affected by notice to the contrary.

(i) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Borrowers without the prior written consent Holder, which consent will not unreasonably be withheld.

10. Miscellaneous

(a) No Rights as Shareholders. This Note does not entitle the Holder to any voting or other rights as a shareholder of the Company unless and until to the conversion hereof under Section 6(a) or 6(c).

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Borrowers and the Holder.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties at such address or facsimile number as the Borrowers shall have furnished to the Holder, or the Holder may have furnished to the Borrowers, in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(d) Payment. Unless converted into Borrower Parent’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e) Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f) Waivers. The Borrowers hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(g) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas, or of any other state.

(h) Counterparts. This Note may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(Signature Page Follows)

The Borrowers have caused this Note to be signed as of the date first written above.

BORROWERS:

SD Company, Inc., a Utah corporation

By:	/s/ G. Troy Meier
G. Troy Meier, Chief Executive Officer

Superior Drilling Products, LLC., a Utah limited liability company

By:	/s/ Annette Meier
Annette Meier, Manager

Accepted:

HOLDER:

D4D LLC, a Texas limited liability company

By: Hard 4 Holdings, LLC, its Managing Member

By:	/s/ Reid Walker
Name: Reid Walker
Title: Manager

[Signature Page to Secured Convertible Promissory Note]